Exhibit 99.1

March 31, 2009

Contact:  Emily Madison
(713) 975-7600

MAXXAM REPORTS RESULTS FOR FOURTH QUARTER 2008 AND TWELVE MONTHS OF 2008

HOUSTON, Texas (March 31, 2009) - MAXXAM Inc. (AMEX: MXM) reported a net loss of $92.4 million, or $19.67 per share loss for the twelve months ended December 31, 2008, compared to a net loss of $46.9 million, or $8.93 per share loss, for the same period of 2007.  These results include a $67.9 million provision for federal income taxes, or a $14.45 per share loss, reflecting the estimated utilization of tax attributes in the Company’s 2008 federal income tax return relating to the reorganization of The Pacific Lumber Company (Palco) and its subsidiaries.  See the “Reorganization Proceedings of Palco and its Subsidiaries” section below for further discussion of the status of the Palco bankruptcy cases and the related impacts.

Operating losses were $13.3 million in 2008, as compared to $27.9 million in 2007, reflecting (i) a $10.0 million payment by the Federal Deposit Insurance Corporation to the Company to settle pending litigation;  (ii) net insurance recoveries of approximately $4.3 million related to damage caused by Hurricane Ike at Sam Houston Race Park; (iii) an approximate $6.1 million benefit due to changes in stock-based compensation expense resulting from a decrease in the market price for the Company’s Common Stock; offset by (y) substantial legal fees related to the Wilson actions described below; and (z) a reduction in sales volumes at the Company’s real estate segment.

For the three months ended December 31, 2008, the Company reported a net loss of $0.4 million, or $0.09 per share loss, compared to a net loss of $17.4 million, or $3.32 per share loss, for the same period a year ago.  The Company’s results for the three months ended December 31, 2008 include the $10.0 million gain related to the settlement of litigation and the net insurance recoveries of approximately $4.3 million related to damage caused by Hurricane Ike at Sam Houston Race Park discussed above.

The Company realized losses from investment, interest and other income (expense) for the three and twelve months ended December 31, 2008 as compared to gains in the prior year periods, reflecting a significant downturn in global financial and capital markets.

REAL ESTATE OPERATIONS

Total real estate sales and operating results declined for the three months and twelve months ended December 31, 2008, as compared to the same periods in 2007, primarily due to a reduction in lot sales at the Company’s Fountain Hills and Mirada developments.  The lower lot sales at Fountain Hills were due primarily to decreased demand and an increased supply of available homes in the area, and the current credit crisis affecting the entire United States.  As lots at Mirada are substantially sold out, the Company does not anticipate receiving significant direct revenues from this project in the future.  Real estate sales and resort operations at the Company’s Palmas development are being negatively impacted by a general economic recession in Puerto Rico.

RACING OPERATIONS

Operating losses for racing operations were $5.0 million for 2008 as compared to $8.1 million for 2007.  Operating losses for the three and twelve months ended December 31, 2008 include a net gain of $4.3 million related to insurance recoveries due to damage caused by Hurricane Ike at Sam Houston Race Park.  Operating results for racing operations for 2008 were negatively impacted by higher operating costs at Sam Houston Race Park resulting primarily from an expanded summer concert series and Hurricane Ike, which caused the facility to close for eight days and led to the cancellation of live racing that was scheduled to commence in November 2008.

CORPORATE AND OTHER

The Corporate segment’s operating losses represent general and administrative expenses that are not specifically attributable to the Company’s operating segments and include the gain on the settlement of litigation, stock-based compensation expense and legal fees related to the Wilson actions discussed below.

OTHER MATTERS

Prior to the issuance of this press release, MAXXAM filed its 2008 report on Form 10-K with the Securities and Exchange Commission.  The Notes to Financial Statements and other sections of the Form 10-K discuss, among other things, the consolidated liquidity position of the Company and the status of material uncertainties.  The Company has material uncertainties as a result of the Bankruptcy Cases and the Wilson actions discussed below.  An adverse decision related to the Bankruptcy Cases or the Wilson actions (in which the plaintiffs are claiming damages exceeding a billion dollars on a combined basis) would likely have a material adverse effect on the Company’s consolidated financial position, results of operations and liquidity.

The audit report of Grant Thornton LLP on MAXXAM’s consolidated financial statements as of and for the year ended December 31, 2008 contains an explanatory paragraph indicating that the uncertainty surrounding the real estate industry and the ultimate outcome of the bankruptcy proceedings and their effect on the Company, as well as the Company’s operating losses raise substantial doubt about the ability of the Company to continue as a going concern.

Reorganization Proceedings of Palco and its Subsidiaries (the Bankruptcy Cases)

In January 2007, Palco and its subsidiaries (the Debtors) filed separate voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas for reorganization under Chapter 11 of the Bankruptcy Code.  On July 8, 2008, the Bankruptcy Court confirmed the MRC/Marathon Plan, a plan of reorganization that had been filed by Palco’s principal creditor and a third party.   Following further bankruptcy and appellate court proceedings, the MRC/Marathon Plan was consummated on July 30, 2008 and the Debtors emerged from bankruptcy.  Under the MRC/Marathon Plan, the debtor companies were reorganized and continued under two new companies, with substantial cash payments being made to all of the creditor classes other than Palco’s principal creditor.  The consummation of the MRC/Marathon Plan resulted in the loss entirely of the Company’s indirect equity interest in Palco and its subsidiaries, including Scopac.  At the time the MRC/Marathon Plan was consummated, the Company received cash consideration of $3.5 million from the MRC/Marathon Plan proponents.

Various third parties have appealed confirmation of the MRC/Marathon Plan to the Fifth Circuit Court of Appeals.  Oral arguments on the appeal have been held before the Fifth Circuit and the court’s decision is pending.  It is uncertain when the Fifth Circuit will rule.  It is possible that the MRC/Marathon Plan could be overturned and unwound as a result of the pending appeal.  If that occurs, the Company would be required to return $2.25 million of the cash consideration received upon consummation of the MRC/Marathon Plan and the assumption of the Palco pension plan by the reorganized entity would no longer be effective, among other things.

As a result of uncertainties surrounding the appeal, the Company has not reversed any portion of its investment in the Debtors.  The Company will reevaluate the accounting treatment of its investment in the Debtors when the Fifth Circuit renders its decision.  The consummation of the MRC/Marathon Plan is expected to result in the utilization of a substantial portion of the Company’s net operating losses and other tax attributes for federal income tax purposes.  The Company was required to record the estimated tax impacts of the MRC/Marathon Plan in its 2008 federal income tax return and, consequently, was required to record the estimated tax impacts of the reorganization in the Company’s 2008 statement of operations.  Included in the Company’s consolidated tax provision is a $67.9 million provision for federal incomes taxes reflecting the estimated utilization of tax attributes resulting from the consummation of the MRC/Marathon Plan.  It is possible these estimates could change materially in the future should facts and circumstances change.

The Wilson Actions

On December 7, 2006, an action entitled State of California, ex rel. Richard Wilson and Chris Maranto v. MAXXAM Inc., The Pacific Lumber Company, Scotia Pacific Company, LLC, Salmon Creek LLC, Charles E. Hurwitz and Does 1 through 50 (the Wilson state action) was filed under seal in the Superior Court of San Francisco, California, and on the same day, an action entitled United States of America ex rel. Richard Wilson and Chris Maranto v. MAXXAM Inc., The Pacific Lumber Company, Scotia Pacific Company, LLC, Salmon Creek LLC and Charles E. Hurwitz (the Wilson federal action) was filed under seal in the U.S. District Court for the Northern District of California.  The original defendants in the Wilson actions included certain of the Debtors, the Company and Mr. Charles E. Hurwitz, the Company’s Chairman of the Board and Chief Executive Officer.  The Wilson actions allege violations of the California False Claims Act and the Federal False Claims Act, respectively, and are qui tam actions (actions ostensibly brought by the government, but on the information and at the instigation of a private individual, who would receive a portion of any amount recovered).  As the State of California declined to participate in the Wilson state action and the United States declined to participate in the Wilson federal action, the seal on each case was lifted and the private individuals are entitled to proceed with the suits.

Both suits allege that the defendants made false claims by submitting to a California agency a sustained yield plan misrepresenting as sustainable the projected harvest yields of the timberlands of Palco and Scopac.  The remedies being sought are actual damages (essentially based on over $300.0 million of cash and approximately 7,700 acres of timberlands transferred by the United States and California in exchange for various timberlands purchased from Palco and its subsidiaries), as well as treble damages and civil penalties of up to $10,000 for every violation of the California False Claims Act and the Federal False Claims Act, respectively.  On February 28, 2008, the plaintiffs settled for nominal amounts the Wilson actions as to the Debtor defendants.  The actions are proceeding as to the Company and Mr. Hurwitz.  The Wilson federal action is scheduled for trial beginning on April 20, 2009.  The Wilson state action was dismissed in September 2008, but the plaintiffs have appealed this decision.

As the plaintiffs are claiming damages in the Wilson actions that, on a combined basis, exceed a billion dollars, an adverse decision in either Wilson action would likely have a material adverse effect on the Company’s consolidated financial condition, results of operations and liquidity.

Common Stock Repurchases

As previously announced in prior earnings statements and disclosed in public filings, MAXXAM may from time to time purchase shares of its Common Stock on national exchanges or in privately negotiated transactions.

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

MAXXAM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions of dollars, except per share information)

	Years Ended December 31,
	2008	2007

Sales:
Real estate	$34.3	$44.7
Racing	45.2	46.8
Corporate	4.1	-
Forest products, net of discounts	-	4.4
	83.6	95.9

Cost and expenses:
Cost of sales and operations:
Real estate	16.3	20.5
Racing	41.2	42.0
Corporate	5.1	-
Forest products	-	4.3
Selling, general and administrative expenses	38.5	42.2
Gain on sales of other assets	-	(0.1)
Depreciation, depletion and amortization	11.4	14.9
Proceeds on involuntary conversion and net insurance recoveries	(5.6)	-
Gain on settlement of Sanctions Motion	(10.0)	-
	96.9	123.8

Operating loss:
Real estate	(3.6)	(1.8)
Racing	(5.0)	(8.1)
Corporate	(3.4)	(13.8)
Forest products	(1.3)	(4.2)
	(13.3)	(27.9)

Other income (expense):
Investment, interest and other income (expense), net	(4.9)	1.7
Interest expense	(16.2)	(19.4)
Amortization of deferred financing costs	(0.6)	(0.8)
Loss before income taxes	(35.0)	(46.4)
Provision for income taxes	(57.4)	(0.5)
Net loss	$(92.4)	$(46.9)